Exhibit 10.3
SENSIENT TECHNOLOGIES CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
As Amended and Restated January 1, 2005
1. Establishment.
The Sensient Technologies Corporation (the “Company”) established the Directors’ Deferred Compensation Plan (the “Plan”) effective February 1, 1984 to provide members of the Company’s Board of Directors (the “Board”) with the ability to defer receipt of compensation for services on the Board until after they resign or retire from the Board. On November 11, 1999, subject to shareholder approval, the Board adopted an Amended and Restated Plan, which provided that only directors who are entitled to compensation from the Company for services as a Board member or any committee are eligible to participate in the Plan. Effective as of January 1, 2005, the Plan was again amended and restated to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). As a result all benefits under this Plan are subject to Section 409A of the Code and any guidance issued thereunder. The Plan is administered by the Company, and the plan year is a calendar year.
2. Eligibility.
Pursuant to the Plan, any non-employee Director of the Company entitled to “Director Fees” (that is, compensation from the Company by reason of his/her being a member of the Board, or any committee thereof) (“Eligible Director”) may elect to defer receipt of all or a specified portion of such Director Fees and thereby become a participant in the Plan.
3. Initial Election.
An Eligible Director’s initial election to participate in the Plan (“Initial Election”) shall be evidenced by a writing filed with the Company as provided in Paragraph 5 and Paragraph 7(a). Such Initial Election shall be effective upon its receipt by the Company. The deferral pursuant to such Initial Election shall continue until: (i) changed by a Subsequent Election (as provided in Paragraph 5(b)); (ii) the last day of the plan year in which the Eligible Director files a Subsequent Election terminating his/her participation in the Plan under Paragraph 17; or (iii) the date the Eligible Director ceases being a member of the Board (“Cessation of Service”), whichever occurs first.
4. Director’s Deferred Compensation Account.
A Director’s Deferred Compensation Account (the “Account”) shall be established for each Eligible Director electing to participate in the Plan. Except as provided in Paragraph 6, all Director Fees deferred pursuant to Paragraph 3 shall be credited to the Account on the date on which such fees otherwise would have been payable to a Director had they not been deferred hereunder. Each Eligible Director’s Account shall be subdivided, as applicable, into a “Cash Subaccount” and a “Stock Subaccount.”
5. Initial Election and Subsequent Elections.
(a)	An Initial Election shall be in the form of Exhibit A hereto and shall specify:

(i)	the portion of the subsequent Director Fees payable to such Eligible Director which the Eligible Director elects to have deferred under the Plan (the “Deferral Portion”);

(ii)	the allocation of the Deferral Portion between the Cash Subaccount and the Stock Subaccount (“Plan Allocation”);

(iii)	the manner in which the Eligible Director wishes to have amounts deferred under the Plan distributed to him/her as provided in Paragraph 10 (“Distribution Election”); and

(iv)	the “Designation of Beneficiary” under Paragraph 13.
(b)	Once an Initial Election has been filed with the Company, the election as to the Deferral Portion shall apply to all Director Fees payable during the following plan year (except as provided in Paragraph 7(a)). An Eligible Director may (subject to Paragraph 7) file a later-dated election (such later-dated election being referred to herein as a “Subsequent Election”), to change the elections contained in his/her Initial Election or in a previously-filed Subsequent Election: (i) as to the Deferral Portion, which shall be effective the following plan year; (ii) as to the Plan Allocation which shall be effective as soon as practicable upon its receipt by the Company; (iii) the Designation of Beneficiary, which shall be effective upon its receipt by the Company; or (iv) to terminate his/her participation in the Plan, which shall be effective as of the last day of the plan year in which such election to terminate participation is received by the Company.
6. Crediting Stock to Stock Subaccount.
If, pursuant to an Initial Election or Subsequent Election, an Eligible Director makes a Plan Allocation into the Stock Subaccount, such Eligible Director’s Stock Subaccount shall be credited with that number of shares (including any fractional share) of the Company’s common stock, $.10 par value (“Common Stock”) which have a market value equal to the amount of the Deferral Portion allocated to his/her Stock Account. Shares shall be credited to a Stock Subaccount as of the last day of the fiscal quarter in which any Director Fees would have been payable (the “Credit Date”). For purposes of this Paragraph 6, the market value of a share of Common Stock shall equal the closing sale price of a share of Common Stock on the New York Stock Exchange on the Credit Date (or if no sale took place on such exchange on such date, the closing sale price on such exchange on the most recent preceding date on which a sale took place).
7. Times When Elections and Subsequent Elections May Be Made.
(a)	An Initial Election or Subsequent Election as to the Deferral Portion must be made prior to the plan year in which such compensation is earned, provided, however, that an Initial Election may be made within 30 days after first becoming an Eligible Director for Director Fees earned thereafter. Except as provided in

Paragraphs 5(b) and 10, an Initial Election or Subsequent Election as to the Deferral Portion shall be irrevocable upon its receipt by the Company.

(b)	Notwithstanding anything in Paragraph 7(a) to the contrary, prior to an Eligible Director’s Cessation of Service, any (i) Initial Election or (ii) Subsequent Election which (A) changes the Plan Allocation or (B) changes the Deferral Portion (unless the Eligible Director has elected only the Cash Subaccount) may only be made and shall only be effective at such time and upon such conditions as an Eligible Director would be permitted to effect an open -market acquisition or disposition of Common Stock under the provisions of the Company’s Code of Conduct covering acquisitions or dispositions of Common Stock by officers, directors and employees of the Company, as such Code of Conduct may be amended from time to time.

(c)	After an Eligible Director’s Cessation of Service no further Subsequent Elections may be made, except to change the Designation of Beneficiary.
8. Earnings.
Until the balance of an Eligible Director’s Account has been fully paid/distributed to him/her in accordance with Paragraph 10:
(a)	The balance from time to time, accruing in the Cash Subaccount, shall bear interest at the rate of 8% per annum. Such interest income shall be credited to the Account as of each December 31 on which there is such a balance in a Director’s Account.

(b)	From time to time at such times as the Company pays a cash dividend with respect to its Common Stock, the Stock Subaccount of each Eligible Director who has shares of Common Stock credited to his/her Stock Subaccount on the record date for such dividend shall be credited with additional shares of Common Stock (including any fractional share) with a market value (as determined under Paragraph 6) equal to the dividend per share paid by the Company with respect to its Common Stock times the number of shares in the Stock Subaccount on the record date for such dividend.
9. Nature of Account.
The Account (and the Subaccounts) shall be utilized solely as a device for the measurement and determination of the amount of deferred compensation payable/distributable under the Plan. The Account shall not constitute or be treated as a trust fund of any kind. Director Fees deferred hereunder and credited to a Director’s Account shall at all times, remain the property of the Company, and no Eligible Director shall acquire any property interest in the Account, his/her right being limited to receiving from the Company, deferred payments/distributions as calculated by the Plan, such right being further conditioned upon continued compliance with the terms and conditions of the Plan. The Company shall be under no obligation to issue, or acquire, shares of Common Stock in connection with the crediting of shares to the Stock Subaccount. Shares credited to the Stock Subaccount shall have no voting rights or be entitled to dividends or distributions of any kind except as provided in Paragraphs 8(b) and 11 hereof. The right of an Eligible Director to receive benefits under the Plan is no greater than the right of any unsecured general creditor of the Company.
10. Distribution of Director Fees Deferred Under the Plan.
(a)	An Eligible Director shall elect in his/her Initial Election to have his/her Account paid to him/her in either of the following ways (with such Distribution Election irrevocable once made, except as provided in Paragraphs 10(b) and 12):
(i)	in a lump sum on January 31 of the first calendar year after the Eligible Director’s Cessation of Service, or on January 31 of any calendar year thereafter;

(ii)	in five (5) consecutive annual installments commencing on January 31 of the first calendar year after the Eligible Director’s Cessation of Service.

If an Eligible Director makes no such written election, the balance in his/her Account shall be paid in a lump sum on January 31 of the first calendar year after the Eligible Director’s Cessation of Service. In the event of the death of an Eligible Director, the balance in his/her Account shall be paid in a lump sum to the Eligible Director’s designated beneficiary (or to his/her estate in the absence of any beneficiary designation), on January 31 of the first calendar year following the date of death.
(b)	Notwithstanding anything in Paragraph 10(a) to the contrary, prior to December 31, 2008 an Eligible Director may change an Initial Election or Subsequent Election as to his/her Distribution Election in accordance with transitional guidance under Section 409A of the Code.

(c)	In the event that (i) an Eligible Director elects to have his/her Account distributed to him/her in annual installments, and (ii) at the time of his/her Cessation of Service there are shares of Common Stock credited to such Eligible Director’s Stock Subaccount, each annual installment shall consist of: (A) the dollar amount in his/her Cash Subaccount (including accruals of interest from time to time after such Cessation of Service pursuant to Paragraph 8(a)) divided by the number of remaining installments; plus (B) the number of shares of Common Stock in his/her Stock Subaccount (including any increases therein pursuant to crediting of dividends from time to time after such Cessation of Service pursuant to Paragraph 8(b)) divided by the number of remaining installments, rounded to the nearest whole share.

(d)	Distributions from the Stock Subaccount shall be made in-kind and consist of one or more certificates representing the number of shares of Common Stock then being distributed. Any shares so distributed may consist of newly-issued shares, treasury shares, or a combination thereof. In the case of any lump-sum distribution of Common Stock from an Eligible Director’s Stock Subaccount, and in the case of the final installment distribution of Common Stock from an Eligible Director’s Stock Subaccount, there remains any fractional share of Common Stock in such Stock Subaccount, then cash shall be distributed in lieu of such fractional share, determined with reference to the market value (as determined under Paragraph 6) of a whole share of Common Stock on the date of such distribution.
11. Change in Shares.
In the event of any change in the outstanding shares of Common Stock that occurs by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, spin-off, split-up, exchange of shares or other similar corporate change, the number of shares of Common Stock in each Stock Subaccount, and the maximum number of shares issuable under the Plan as provided in Paragraph 20, shall be adjusted accordingly.
12. Disability.
In the event of the Disability of an Eligible Director, the balance in his/her Account shall be paid in a lump sum on January 31 of the first calendar year following the date of Disability. For purposes of the Plan, “Disability” shall mean (i) the Eligible Director is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Eligible Director is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering the Eligible Director; or (iii) the Eligible Director is determined to be totally disabled by the Social Security Administration.
13. Designation of Beneficiary.
An Eligible Director may designate one or more beneficiaries who are to receive all of the funds/shares in the Eligible Director’s Account which remain unpaid/undistributed at the Eligible
Director’s death. Such designation shall be effective by filing an Initial Election, and such beneficiary designation may be changed at any time by filing a Subsequent Election. If no beneficiary designation is made by an Eligible Director, any Account balance shall be paid/distributed to the Eligible Director’s estate.
14. Nonassignment.
Neither an Eligible Director, nor his duly designated beneficiary, shall have any right to assign, transfer or pledge or otherwise convey the right to receive any amount of compensation which may be due hereunder, and any such attempt at assignment, transfer, pledge or other conveyance shall not be recognized by the Company.

15. Amendment of the Plan.
This Plan may be amended from time to time by resolution of the Board of Directors of the Company, but no such amendment shall permit amounts accumulated pursuant to the Plan, prior to the amendment, to be paid to an Eligible Director prior to the time that he/she would otherwise be entitled thereto.
16. Termination of the Plan.
The Plan will continue in effect until termination by resolution of the Board of Directors of the Company, but in the event of such termination, the amounts accumulated pursuant to the Plan, prior to termination, shall continue to be subject to the provisions of the Plan, as if the Plan had not been terminated.
17. Termination of Active Participation.
An Eligible Director who has previously elected to participate in the Plan may file a Subsequent Election terminating his/her active participation in the Plan, which shall become effective as of the last day of the plan year in which the Eligible Director terminates his/her active participation in the Plan. Such termination shall be effective with respect to all Director Fees earned by the Eligible Director after the last day of the plan year in which the Company receives such Subsequent Election, which fees shall then be payable to such Eligible Director in accordance with Company policy but otherwise than under the Plan, and such Eligible Director shall only be entitled to receive Director Fees previously deferred under the Plan as provided in Paragraph 10.
A termination of active participation pursuant to this Paragraph 17 shall not in any way preclude an Eligible Director from thereafter filing an Initial Election and thereby re-elect to actively participate in the Plan, provided such election complies with the provisions of Paragraphs 7 and 10.
18. Maximum Number of Shares.
The maximum number of shares of Common Stock that may be issued hereunder is 200,000, subject to adjustment as provided in Paragraph 11.
19. Tax Matters.
(a)	All distributions, payments and benefits under this Plan shall be subject to all income and employment tax withholdings as required under applicable federal, state or local tax laws and regulations.

(b)	It is the intention of the Company that this Plan comply with the requirements of Section 409A of the Code and any guidance issued thereunder, and the Plan shall be interpreted, construed, operated and administered in accordance with Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, the Company does not guarantee the tax treatment of any payments or benefits under this Plan, whether pursuant to the Code, federal, state or local tax laws or regulations.

(c)	If, for any reason, all or any portion of an Eligible Director’s Account balance under this Plan becomes taxable to the Eligible Director prior to receipt, the Administrator may distribute to such Eligible Director a portion of his/her Account balance:
(i)	for payment of state, local or foreign taxes and the income tax withholding related to such state, local and foreign tax amount;

(ii)	for payment of employment taxes (to the extent necessary to pay the Federal Insurance Contributions Act tax amount (the “FICA Amount”) and any Federal, state, local or foreign income tax withholding on the FICA Amount); and/or

(iii)	required to be included in income as result of Section 409A of the Code.
Any distributions under this Paragraph shall affect and reduce the Account balance to be paid to the Eligible Director under this Plan.
(d)	The Company shall indemnify the Eligible Director if the Eligible Director incurs additional tax under Section 409A of the Code as a result of a violation of Section 409A of the Code under this Plan (an “Indemnified Section 409A Violation”) that occurs as a result of (1) the Company’s clerical error (other than an error cause by erroneous information provided to the Company by the Eligible Director), (2) the Company’s failure to administer this Plan in accordance with its written terms (such written terms, the “Plan Document”), or (3) following December 31, 2008, the Company’s failure to maintain the Plan Document in compliance with Section 409A of the Code; provided, that the indemnification set forth in clause (3) shall not be available to the Eligible Director if (x) the Company has made a reasonable, good faith attempt to maintain the Plan Document in compliance with Code Section 409A but has failed to do so or (y) the Company has maintained the Plan Document in compliance with Section 409A of the Code but subsequent issuance by the Internal Revenue Service or the Department of the Treasury of interpretive authority results in the Plan Document not (or no longer) complying with Section 409A of the Code (except that, if the Company is permitted by such authority or other authority to amend the Plan Document to bring the Plan Document into compliance with Section 409A of the Code and fails to do so, then such indemnification shall be provided).
(i)	In the event of an Indemnified Section 409A Violation, the Company shall reimburse the Eligible Director for (1) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Eligible Director incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (2) any interest or penalty that is assessed with respect to the Eligible Director’s failure to make a timely payment of the 20% additional income tax described in clause (1), provided that the Eligible Director pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (1) and clause (2) are referred to collectively as the “Section 409A Tax”).

(ii)	In addition, in the event of an Indemnified Section 409A Violation, the Company shall make a payment (the “Section 409A Gross-Up Payment”) to the Eligible Director such that the net amount the Eligible Director retains, after paying any federal, state, or local income tax or FICA tax on the Section 409A Gross-Up Payment, shall be equal to the Section 409A Tax. The Eligible Director shall reasonably cooperate with measures identified by the Company that are intended to mitigate the Section 409A Tax to the extent that such measures do not materially reduce or delay the payments and benefits to the Eligible Director hereunder.

SENSIENT TECHNOLOGIES CORPORATION

By Name:	/s/ Douglas S. Pepper Douglas S. Pepper

Title:	Vice President-Administration

ATTEST:

By:	/s/ John L. Hammond

EXHIBIT A
SENSIENT TECHNOLOGIES CORPORATION
DIRECTORS’ DEFERRED COMPENSATION PLAN
PLAN ELECTION FORM
Sensient Technologies Corporation
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attention: John L. Hammond
Gentlemen:
      I understand that as a director of Sensient Technologies Corporation (the “Company”) I am eligible to participate in the Sensient Technologies Corporation Directors’ Deferred Compensation Plan, as amended and restated (the “Plan”) a copy of which has been furnished to me.
      This document constitutes:
ELECTION

[_]	An Initial Election under Paragraph 5(a) of the Plan. By checking this box I hereby elect to participate in the Plan, and to be bound by the terms and conditions of the Plan. I hereby elect to defer receipt of the Director Fees to which I become entitled in the future as set forth under “PLAN ELECTIONS” on page 2.
      Complete all items under “PLAN ELECTIONS” on page 2 and sign and date this form on page 3.

[_]	A Subsequent Election under Paragraph 5(b) of the Plan (in which case this Subsequent Election amends and supersedes my Initial Election and any prior Subsequent Elections I may have made, but only with respect to the Deferral Portion, Plan Allocation or Designation of Beneficiary). I hereby elect to defer receipt of the Director Fees to which I become entitled in the future as set forth under “PLAN ELECTIONS” on page 2.
      Complete all items under “PLAN ELECTIONS” on page 2 (even if some of the information has not changed) and sign and date this form on page 3.
OR
TERMINATION OF PARTICIPATION

[_]	I hereby terminate my participation in the Plan, effective as of the last day of the calendar year, as provided in Paragraph 17 of the Plan.

Sign and date this form on page 3.

PLAN ELECTIONS

A.	Deferral Portion (Plan Paragraph 5(a)(i)):

I hereby elect to defer (circle one)

10%	20%	30%	40%	50%	60%	70%	80%	90%	100%

of the Director Fees to which I become entitled in the future.

B.	Plan Allocation (Plan Paragraph 5(a)(ii)):

I hereby elect to allocate the amount deferred above as follows (circle one in each row; total must equal 100%):

Cash Subaccount	0%	10%	20%	30%	40%	50%	60%	70%	80%	90%	100%

Stock Subaccount	0%	10%	20%	30%	40%	50%	60%	70%	80%	90%	100%
C.	Distribution Election (Plan Paragraph 10):
      I hereby elect to have the balance in my Account paid to me in accordance with the following payment election:

[_]	In a lump sum on January 31 of the first calendar year after my Cessation of Service (as defined in the Plan),

[_]	In a lump sum on January 31, 20___(after my Cessation of Service as defined in the Plan),

[_]	In five (5) consecutive annual installments commencing on January 31 of the first calendar year after my Cessation of Service (as defined in the Plan).
      I understand that if I do not elect any payment option the balance in my Account will be paid in a lump sum on January 31 of the first calendar year after my Cessation of Service (as defined in the Plan).
      I further understand that once made, my Distribution Election is irrevocable and may not be changed by a Subsequent Election.
D.	Beneficiary Designation (Plan Paragraph 13):
      I hereby designate the following named beneficiaries to receive all the funds in my Deferred Compensation Account which may remain unpaid at my death:

Percent (must
Name of Beneficiary	Address	Relationship	total 100%)

Percent (must
Name of Contingent Beneficiary	Address	Relationship	total 100%)

(attach additional sheet if necessary)
If no beneficiary designation is made, I understand that the balance in my Account will be paid to my estate.
     I understand that the elections and directions contained herein supersede any prior elections and directions I may have made in the past and shall remain effective until I file a Subsequent Election changing any of the elections or directions contained herein or terminating my participation in the Plan.
Dated

Very truly yours,

Director

SENSIENT TECHNOLOGIES CORPORATION

By:

Secretary